Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

EXTON, PA, July 29, 2010 — Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of $8.3 million, or $(0.18) per basic and diluted share, for the three months ended June 30, 2010, compared to a net loss of $16.5 million, or $(0.36) per basic and diluted share, for the three months ended June 30, 2009.  For the six months ended June 30, 2010, Adolor reported a net loss of $17.9 million, or $(0.39) per basic and diluted share, compared to a net loss of $29.7 million, or $(0.64) per basic and diluted share, for the six months ended June 30, 2009.

As previously announced, net product sales of ENTEREG® (alvimopan) were $6.3 million and $2.4 million for the three months ended June 30, 2010 and 2009, respectively, and $11.5 million and $3.8 million for the six months ended June 30, 2010 and 2009, respectively.  The increase in net product sales during the three and six months ended June 30, 2010 as compared to the prior year periods resulted from an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers.  Net product sales for the three and six months ended June 30, 2010 were recognized at the time of shipment as compared to net product sales for the three and six months ended June 30, 2010, which were recognized on a reorder basis under the Company’s previous revenue recognition policy.  Net shipments of ENTEREG for the three and six months ended June 30, 2009 were $2.9 million and $4.9 million, respectively.

Cash, cash equivalents and short-term investments at June 30, 2010 were $62.3 million, which the Company believes will fund currently anticipated operating activities through 2012.

“The second quarter saw continued progress with ENTEREG and the advancement of our OBD compounds in early clinical evaluation,” said Michael R. Dougherty, President and Chief Executive Officer.  “Following our recently announced restructuring, Adolor enters the second half of 2010 well positioned with a growing commercial product, a promising clinical development program and a reduced burn rate.”

Operating Highlights

Contract revenues were $4.7 million and $6.7 million in the three months ended June 30, 2010 and 2009, respectively, and $10.1 million and $11.9 million in the six months ended June 30, 2010 and 2009, respectively.  Contract revenues decreased for the three and six months ended June 30, 2010 compared to the same periods in 2009 due primarily to lower Glaxo contract revenues as a result of reduced reimbursements under the collaboration agreement, offset partially by increased cost reimbursement under the Pfizer delta agonist collaboration resulting from costs related to the osteoarthritis and post-herpetic neuralgia clinical trials incurred during the three and six months ended June 30, 2010.

Research and development expenses were $9.6 million and $12.0 million for the three months ended June 30, 2010 and 2009, respectively, and $20.1 million and $24.3 million for the six months ended June 30, 2010 and 2009, respectively.  These decreases were driven primarily by reductions in expenses associated with the Company’s restructuring in June 2009, offset partially by higher costs of clinical studies incurred during the three and six months ended June 30, 2010 in the Company’s delta and OBD programs.

The Company’s selling, general and administrative expenses were $9.0 million and $9.5 million for the three months ended June 30, 2010 and 2009, respectively.  The decrease in the three months ended June 30, 2010 compared to the same period in 2009 was primarily driven by lower general and administrative expenses as a result of the June 2009 restructuring and lower marketing expenses, offset partially by higher ENTEREG profit-sharing expenses under the collaboration agreement with Glaxo.  For the six months ended June 30, 2010 and 2009, the Company’s selling, general and administrative expenses were $18.2 million and $17.4 million, respectively.  The increase in the six months ended June 30, 2010 compared to the same period in 2009 was primarily driven by higher ENTEREG profit-sharing expenses under the collaboration agreement with Glaxo and higher marketing expenses, offset partially by lower general and administrative expenses period-over-period as a result of the restructuring.

For the three and six months ended June 30, 2009, the Company recorded a $4.2 million restructuring charge, consisting of $2.2 million of employee severance and benefit related costs and a $2.0 million non-cash impairment charge primarily related to leasehold improvements and laboratory equipment used for activities that were eliminated pursuant to its restructuring.  There were no restructuring charges for the three or six months ended June 30, 2010; however, the Company expects to record a restructuring charge of approximately $2.0 million for the three months ended September 30, 2010 as a result of the restructuring announced in July 2010.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit

www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain, and two opioid receptor antagonists, ADL7445 and ADL5945, in development for chronic OBD.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether growth in net product sales will continue; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the delta opioid receptor agonist and OBD programs and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Product sales, net	$6,259,271	$2,382,549	$11,549,502	$3,814,732
Contract revenues	4,687,022	6,681,389	10,064,878	11,928,866

Total revenues, net	10,946,293	9,063,938	21,614,380	15,743,598

Operating expenses incurred:
Cost of product sales	677,283	230,258	1,267,235	383,562
Research and development	9,595,492	11,972,191	20,113,632	24,294,814
Selling, general and administrative	9,002,026	9,505,266	18,229,255	17,382,940
Restructuring charge	—	4,206,521	—	4,206,521

Total operating expenses	19,274,801	25,914,236	39,610,122	46,267,837

Loss from operations	(8,328,508)	(16,850,298)	(17,995,742)	(30,524,239)
Interest income	51,458	308,451	119,153	795,052

Net loss	$(8,277,050)	$(16,541,847)	$(17,876,589)	$(29,729,187)

Basic and diluted net loss per share	$(0.18)	$(0.36)	$(0.39)	$(0.64)

Shares used in computing basic and diluted net loss per share	46,332,301	46,296,235	46,323,266	46,296,235

CONSOLIDATED BALANCE

SHEET DATA

(Unaudited)

	June 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$62,315,105	$83,205,976
Working capital	48,579,130	66,989,322
Total assets	69,388,423	91,459,434
Total stockholders’ equity	27,751,672	44,053,673